Exhibit 99.2

QTS
NO PARKING
STANDING
FIRE LANE
RESERVED PARKING

QTS REALTY TRUST, INC.

Supplemental Information for the Quarter and Year Ended December 31, 2019

February 18, 2020

1 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

Forward Looking Statements

Some of the statements contained in this document constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the Company’s capital resources, liquidity, portfolio performance, results of operations,  anticipated growth in our funds from operations and anticipated market conditions contain forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You also can identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this document reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; obsolescence or reduction in marketability of our infrastructure due to changing industry demands; global, national and local economic conditions; risks related to our international operations; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties or lines of business; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on, or termination or non-renewal of, leases by customers; decreased rental rates or increased vacancy rates; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in real estate and zoning laws, revaluations for tax purposes and increases in real property tax rates; and limitations inherent in our current and any future joint venture investments, such as lack of sole decision-making authority and reliance on our partners’ financial condition.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. Any forward-looking statement speaks only as of the date on which it was made. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and other periodic reports the Company files with the Securities and Exchange Commission.

2 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

Company Profile

QTS DATA CENTERS

Hyperscale | **Hybrid Colocation**

- SOFTWARE-DEFINED DATA CENTER
- MEGA SCALE DATA CENTERS
- CLOUD PARTNER SOLUTIONS
- POWERED BY PEOPLE

North America
HILLSBORO
SANTA CLARA
SACRAMENTO
SAN JOSE
PHOENIX
OVERLAND PARK
CHICAGO
FORT WORTH
IRVING
ATLANTA
SUWANEE
MIAMI
JERSEY CITY
PISCATAWAY
PRINCETON
ASHBURN
DULLES
MANASSAS
RICHMOND
Europe
AMSTERDAM
EEMSHAVEN
GRONINGEN
MEGA DATA CENTERS
DATA CENTERS
LAND

Industry-Leading Customer Service

Net Promoter Score

2019 88
2018 75
2017 72
2016 68
2015 64
40 Industry Average

APPROXIMATELY **730 ACRES** OF EXPANSION CAPABILITY WITH CAPACITY TO NEARLY **DOUBLE BUSINESS** WITHIN EXISTING POWERED SHELL

3,113 TOTAL VOLUNTEER HOURS IN 2019

100% UPTIME GUARANTEE

7.2M GROSS SQUARE FEET

3.2M SQUARE FEET OF RAISED FLOOR CAPACITY

OVER **890** MW OF GROSS UTILITY POWER

SERVICE DELIVERY PLATFORM

INDUSTRY'S **FIRST** SOFTWARE-DEFINED DATA CENTER

Automate
Digitize
Analyze

Real-Time Visibility Actionable Insights

Expect to procure **100%** of our power from renewable energy by **2025**

Data provided as of December 31, 2019

3 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

Consolidated Balance Sheets

(unaudited and in thousands except share data)

	December 31,	December 31,
	2019 (1)	2018 (1)
ASSETS
Real Estate Assets
Land	$130,605	$105,541
Buildings, improvements and equipment	2,172,838	1,917,251
Less: Accumulated depreciation	(554,993)	(467,644)
	1,748,450	1,555,148
Construction in progress (2)	914,167	790,064
Real Estate Assets, net	2,662,617	2,345,212
Investments in unconsolidated entity	30,218	—
Operating lease right-of-use assets, net	57,141	—
Cash and cash equivalents	15,653	11,759
Rents and other receivables, net	81,181	55,093
Acquired intangibles, net	81,679	95,451
Deferred costs, net (3) (4)	52,363	45,096
Prepaid expenses	10,586	6,822
Goodwill	173,843	173,843
Assets held for sale	—	71,800
Other assets, net (5)	55,756	56,893
TOTAL ASSETS	$3,221,037	$2,861,969
LIABILITIES
Unsecured credit facility, net (4)	$1,010,640	$945,657
Senior notes, net of debt issuance costs (4)	395,549	394,786
Finance leases and mortgage notes payable	46,876	4,674
Operating lease liabilities	64,416	—
Accounts payable and accrued liabilities	142,547	99,166
Dividends and distributions payable	34,500	29,633
Advance rents, security deposits and other liabilities	18,027	29,709
Derivative liabilities	26,609	2,970
Liabilities held for sale	—	24,349
Deferred income taxes	749	1,097
Deferred income	39,169	33,241
TOTAL LIABILITIES	1,779,082	1,565,282
EQUITY
7.125% Series A cumulative redeemable perpetual preferred stock: $0.01 par value (liquidation preference $25.00 per share), 4,600,000 shares authorized, 4,280,000 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively (6)	103,212	103,212
6.50% Series B cumulative convertible perpetual preferred stock: $0.01 par value (liquidation preference $100.00 per share), 3,162,500 shares authorized, issued and outstanding as of December 31, 2019 and December 31, 2018, respectively (7)	304,223	304,265
Common stock: $0.01 par value, 450,133,000 shares authorized, 58,227,523 and 51,123,417 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	582	511
Additional paid-in capital	1,330,433	1,062,473
Accumulated other comprehensive income (loss)	(24,642)	2,073
Accumulated dividends in excess of earnings	(378,230)	(278,548)
Total stockholders’ equity	1,335,578	1,193,986
Noncontrolling interests	106,377	102,701
TOTAL EQUITY	1,441,955	1,296,687
TOTAL LIABILITIES AND EQUITY	$3,221,037	$2,861,969

(1)

The balance sheet at December 31, 2019 and December 31, 2018, has been derived from the consolidated financial statements at that date, but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

(2)

As of December 31, 2019, construction in progress included $199.4 million related to land acquisitions whereby the initiation of development activities has begun to prepare the property for its intended use.

(3)

As of December 31, 2019 and December 31, 2018, deferred costs, net included $8.0 million and $7.7 million of deferred financing costs net of amortization, respectively, and $44.3 million and $37.4 million of deferred leasing costs net of amortization, respectively.

(4)

Debt issuance costs, net related to the Senior Notes and term loan portion of the Company’s unsecured credit facility aggregating $10.8 million and $11.6 million at December 31, 2019 and December 31, 2018, respectively, have been netted against the related debt liability line items for both periods presented.

(5)

As of December 31, 2019 and December 31, 2018, other assets, net included $52.6 million and $48.8 million of corporate fixed assets, respectively, primarily relating to construction of corporate offices, leasehold improvements and product related assets.

(6)	As of December 31, 2019, the total liquidation preference of the Series A Preferred Stock was $107.0 million, calculated as $25.00 liquidation preference per share times 4,280,000 shares outstanding.
(7)	As of December 31, 2019, the total liquidation preference of the Series B Preferred Stock was $316.3 million, calculated as $100.00 liquidation preference per share times 3,162,500 shares outstanding.

4 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

Consolidated Statements of Operations

(unaudited and in thousands except share and per share data)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2019	2019	2018 (1)	2019	2018 (1)
Revenues:
Rental (2)	$119,282	$121,475	$107,846	$465,123	$413,620
Other (3)	4,425	3,780	4,491	15,695	36,904
Total revenues	123,707	125,255	112,337	480,818	450,524
Operating expenses:
Property operating costs	38,645	44,730	35,721	156,048	148,236
Real estate taxes and insurance	4,068	3,713	3,297	14,503	12,193
Depreciation and amortization	45,161	42,875	38,258	168,305	149,891
General and administrative (4)	20,866	19,504	17,670	80,385	80,857
Transaction, integration and impairment costs (5)	14,606	827	269	17,686	2,743
Restructuring	—	—	4,246	—	37,943
Total operating expenses	123,346	111,649	99,461	436,927	431,863
Gain on sale of real estate, net	1,361	—	—	14,769	—
Operating income	1,722	13,606	12,876	58,660	18,661
Other income and expense:
Interest income	8	22	58	111	150
Interest expense	(6,264)	(6,724)	(6,050)	(26,593)	(28,749)
Debt restructuring costs	(1,523)	—	(605)	(1,523)	(605)
Other income (expense)	(380)	370	—	(50)	—
Equity in net loss of unconsolidated entity	(481)	(317)	—	(1,473)	—
Income (loss) before taxes	(6,918)	6,957	6,279	29,132	(10,543)
Tax benefit (expense) of taxable REIT subsidiaries	816	(369)	123	37	3,368
Net income (loss)	(6,102)	6,588	6,402	29,169	(7,175)
Net (income) loss attributable to noncontrolling interests (6)	1,352	49	74	(106)	2,715
Net income (loss) attributable to QTS Realty Trust, Inc.	$(4,750)	$6,637	$6,476	$29,063	$(4,460)
Preferred stock dividends	(7,045)	(7,045)	(7,045)	(28,180)	(16,666)
Net income (loss) attributable to common stockholders	$(11,795)	$(408)	$(569)	$883	$(21,126)

Net loss per share attributable to common shares:
Basic (7)	$(0.24)	$(0.05)	$(0.02)	$(0.13)	$(0.44)
Diluted (7)	(0.24)	(0.05)	(0.02)	(0.13)	(0.44)

(1)

Pursuant to the Company’s adoption of ASC 842 “Leases” on January 1, 2019, historical revenue categories have been reclassified to conform to current presentation of two categories.  The new categories incorporate a reclassification of straight line rent from the “Other” line item into the “Rental” line item, a reclassification of “Recoveries from Customers” from its own line item into the “Rental” line item and a combination of the “Cloud and managed services” and “Other” line items into a single “Other” line item.

(2)

Represents lease revenue, inclusive of recoveries from customers as well as straight line rent. Recoveries from customers was $14.0 million, $17.6 million, and $11.6 million for the three months ended December 31, 2019,  September 30, 2019, and December 31, 2018, respectively, and $55.0 million and $45.4 million for the years ended December 31, 2019 and 2018, respectively. Straight line rent was $3.3 million, $2.3 million and $2.1 million for the three months ended December 31, 2019,  September 30, 2019 and December 31, 2018, respectively, and $8.1 million and $7.4 million for the years ended December 31, 2019 and 2018, respectively.

(3)	Includes revenue from managed services, sales of scrap metals and other unused materials and various other revenue items.
(4)

Includes personnel costs, sales and marketing costs, professional fees, travel costs, product investment costs and other corporate general and administrative expenses. General and administrative expenses were 16.9%,  15.6%, and 15.7% of total revenues for the three months ended December 31, 2019,  September 30, 2019 and December 31, 2018, respectively, and 16.7% and 17.9% of total revenues for the years ended December 31, 2019 and 2018, respectively.

(5)

Includes $14.0 million of impairment costs related to the Company’s write-down of certain data center assets and equipment in one of its Dulles, VA data centers. The Dulles campus has two data center buildings and the Company is currently relocating customers from the smaller and older facility to the newer facility in an effort to optimize its operating cost structure.

(6)

The weighted average noncontrolling ownership interest of QualityTech, LP was 10.3%,  10.7% and 11.5% for the three months ended December 31, 2019,  September 30, 2019 and December 31, 2018, respectively, and 10.7% and 11.5%  for the years ended December 31, 2019 and 2018, respectively.

(7)	Basic and diluted net income (loss) per share were calculated using the two-class method.

5 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

Consolidated Statements of Comprehensive Income

(unaudited and in thousands)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2019	2019	2018	2019	2018
Net income (loss)	$(6,102)	$6,588	$6,402	$29,169	$(7,175)
Other comprehensive income (loss):
Foreign currency translation adjustment gain (loss)	394	(426)	—	34	—
Increase (decrease) in fair value of derivative contracts	4,349	(5,733)	(9,079)	(29,843)	895
Reclassification of other comprehensive income to utilities expense	262	218	—	749	—
Reclassification of other comprehensive income to interest expense	169	(235)	(300)	(1,031)	110
Comprehensive income (loss)	(928)	412	(2,977)	(922)	(6,170)
Comprehensive (income) loss attributable to noncontrolling interests	95	(22)	343	99	711
Comprehensive income (loss) attributable to QTS Realty Trust, Inc.	$(833)	$390	$(2,634)	$(823)	$(5,459)

6 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

Summary of Financial Data

(unaudited and in thousands, except operating portfolio statistics data and per share data)

This summary includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business as further described in the Appendix. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information or as an expectation of future performance of the Company’s business. The Company believes that the presentation of non-GAAP financial measures provide meaningful supplemental information to both management and investors that is indicative of the Company’s current operations and its business. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the summary financial information below.

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
Summary of Results	2019	2019	2018	2019	2018
Total revenue	$123,707	$125,255	$112,337	$480,818	$450,524
Net income (loss)	$(6,102)	$6,588	$6,402	$29,169	$(7,175)
Net income (loss) attributable to common stockholders	$(11,795)	$(408)	$(569)	$883	$(21,126)
Net income (loss) per share attributable to basic common shares	$(0.24)	$(0.05)	$(0.02)	$(0.13)	$(0.44)
Net income (loss) per share attributable to diluted common shares	$(0.24)	$(0.05)	$(0.02)	$(0.13)	$(0.44)
FFO available to common stockholders & OP unit holders	$43,562	$40,198	$34,997	$160,476	$112,278

Note: All 2019 metrics in the following table, with the exception of Total revenue, include QTS’s pro rata share of results from the unconsolidated joint venture.  Prior period 2018 metrics represent results of the Core business only. See the Appendix for a more detailed description of the Core business.

	Three Months Ended			Year Ended
Other Data (including QTS' pro rata share of	December 31,	September 30,	December 31,	December 31,
unconsolidated JV, excl. total revenue)	2019	2019	2018	2019	2018
Total revenue (1)	$123,707	$125,255	$112,334	$480,818	$422,786
MRR (at period end)	$34,034	$32,979	$31,141	$34,034	$31,141
NOI	$81,835	$77,684	$73,326	$313,056	$274,568
NOI as a % of revenue	66.2%	62.0%	65.3%	65.1%	64.9%
Adjusted EBITDA	$66,299	$63,001	$59,306	$250,380	$218,139
Adjusted EBITDA as a % of revenue	53.6%	50.3%	52.8%	52.1%	51.6%
Operating FFO available to common stockholders & OP unit holders	$45,734	$41,025	$40,081	$165,728	$149,298
Operating FFO per diluted share	$0.69	$0.65	$0.69	$2.63	$2.57
Annualized ROIC	12.3%	11.9%	12.6%	12.3%	12.3%

(1)

Excludes QTS’s pro rata share of the unconsolidated joint venture revenue. Total unconsolidated JV revenue at the JV’s 100% share was $3.7 million and $2.4 million for the three months ended December 31, 2019 and September 30, 2019, respectively,  and $9.6 million for the year ended December 31, 2019. QTS’s 50% pro rata share of unconsolidated JV revenue was $1.9 million and $1.2 million for the three months ended December 31, 2019 and September 30, 2019, respectively, and $4.8 million for the year ended December 31, 2019.

	December 31,	December 31,
Balance Sheet Data (including QTS' pro rata share of unconsolidated JV) (1) (2)	2019	2018
Total indebtedness, net of cash and cash equivalents	$1,482,260	$1,344,915
Indebtedness to last quarter annualized Adjusted EBITDA	5.6x	5.7x
Indebtedness to last quarter annualized Adjusted EBITDA pro forma for the effects of forward equity sales (3)	4.8x	5.7x
Indebtedness to undepreciated real estate assets	45.3%	47.8%
Indebtedness to Implied Enterprise Value	27.0%	34.3%

(1)	All metrics for the applicable periods include QTS’s pro rata share of results from the unconsolidated joint venture.
(2)

The Company has excluded associated debt issuance costs from the Total indebtedness line item for both periods presented. Therefore, the total debt amount, as well as calculations based on the total debt amount, represent the full amount of debt that will be repaid less the amount of cash and cash equivalents on hand.

(3)

Represents the Company’s leverage ratio pro forma for the effects of approximately $220 million in net proceeds available under forward equity agreements executed through the date of this report, of which approximately 0.9 million shares and $36 million relate to unsettled forward shares remaining on the underwritten equity offering in Q1 2019 and 3.6 million shares and $184 million relate to unsettled forward shares subject to forward sale agreements under the ATM program established in Q2 2019, assuming such proceeds were used to repay a portion of the Company’s outstanding debt. The Company expects to use proceeds from these forward equity agreements to fund future capital expenditures.

7 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

Operating Portfolio Statistics	December 31,	December 31,
(including unconsolidated JV at the JV’s 100% share)	2019 (1)	2018
Built out square footage:
Raised floor	1,659,137	1,480,232
Leasable raised floor	1,340,755	1,201,255
Leased raised floor	1,226,188	1,080,355
Data center % occupied	91.5%	89.9%

Total Raw Shell:
Total	7,188,833	6,223,794
Basis-of-design raised floor space (2)	3,213,799	2,730,874

Data center properties (3)	24	25
Basis of design raised floor % developed	51.6%	54.2%

Data center raised floor % owned (4)	96.0%	95.5%

(1)	Represents the Company’s consolidated portfolio in addition to the Company’s unconsolidated joint venture at the JV’s 100% share.
(2)	See definition in Appendix.
(3)	During the quarter ended December 31, 2019, the Company exited its Hong Kong and London leased facilities.
(4)

Includes the Santa Clara facility which is subject to a long-term ground lease, includes unconsolidated JV property at the JV's 100% share, and excludes facilities subject to finance lease obligations.  Had the Santa Clara facility been excluded as an owned facility, the owned data center raised floor percentage would be 92.4% and 91.7% at December 31, 2019 and December 31, 2018, respectively.

2020  Guidance

	2019 Actuals	2020 Guidance
($ in millions except per share amounts)		Low	High
Revenue	$480.8	$523	$537
Adjusted EBITDA	$250.4	$275	$285
Operating FFO per fully diluted share	$2.63	$2.69	$2.83

The Company’s 2020 guidance assumes rental churn for the full year of between 3% and 6%. In addition, for the full-year 2020,  QTS expects to spend between $550 million and $600 million in cash capital expenditures, excluding any acquisitions. The Company’s 2020 capital expenditure guidance includes its proportionate share of cash capital expenditures associated with the unconsolidated joint venture.

The Company’s 2020 guidance includes the effects of the Company’s joint venture, which is reflected as an unconsolidated joint venture on QTS’ reported financial statements. Consistent with GAAP accounting standards, revenue from the unconsolidated joint venture is not included in QTS’ reported consolidated GAAP financial statements. Also consistent with NAREIT-defined standards, QTS includes its proportionate ownership of non-GAAP measures such as EBITDAre and FFO from the joint venture in its reported EBITDAre and FFO results, respectively.

QTS does not provide reconciliations for the non-GAAP financial measures included in its guidance provided above due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income (loss) and adjustments that could be made for restructuring costs, transaction costs, lease exit costs, asset impairments and gain (loss) on disposals and other charges as those amounts are subject to significant variability based on future transactions that are not yet known, the amount of which, based on historical experience, could be significant.

8 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

Reconciliations of Return on Invested Capital (ROIC)

(unaudited and in thousands)

Return on Invested Capital (“ROIC”) is a non-GAAP measure that provides additional information to users of the financial statements. Management believes ROIC is a helpful metric for users of the financial statements to gauge the Company's performance of its business against the capital it has invested in the business.

ROIC (including QTS' pro rata share of unconsolidated JV)	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2019	2019	2018 (1)	2019	2018 (1)
NOI (2) (3)	$81,835	$77,684	$73,326	$313,056	$274,568
Annualized NOI	327,340	310,736	293,304	313,056	274,568
Average undepreciated real estate assets and other net fixed assets placed in service	2,667,417	2,612,180	2,334,400	2,550,829	2,229,841
Annualized ROIC	12.3%	11.9%	12.6%	12.3%	12.3%

(1)	Balances represent results of the Core business only. See the Appendix for a more detailed description of the Core business.
(2)

Includes facility level G&A expense allocation charges of 4% of cash revenue for all facilities.  These allocated charges, with respect to Core operations for the applicable periods,  aggregated to $4.7 million, $4.8 million and $5.1 million for the three months ended December 31, 2019,  September 30, 2019 and December 31, 2018 respectively, and $18.6 million and $18.5 years ended December 31, 2019 and 2018, respectively.

(3)	NOI for the applicable periods includes QTS’s pro rata share of NOI from the unconsolidated joint venture.

	As of			As of
Calculation of Average Undepreciated Real Estate	December 31,	September 30,	December 31,	December 31,
Assets and Other Net Fixed Assets Placed in Service	2019	2019	2018 (1)	2019	2018 (1)
Real Estate Assets, net	$2,662,617	$2,571,589	$2,345,212	$2,662,617	$2,345,212
Less: Construction in progress	(914,167)	(843,754)	(790,064)	(914,167)	(790,064)
Plus: Accumulated depreciation	554,993	555,562	467,644	554,993	467,644
Plus: Goodwill	173,843	173,843	173,843	173,843	173,843
Plus: Other fixed assets, net	40,509	44,789	37,431	40,509	37,431
Plus: Acquired intangibles, net (2)	70,036	72,455	82,362	70,036	82,362
Plus: Leasing Commissions, net	44,330	42,082	37,425	44,330	37,425
Plus: Assets held for sale	—	—	577	—	577
Plus: Assets placed in service in unconsolidated JV (3)	43,668	42,439	—	43,668	—
Total as of period end	$2,675,829	$2,659,005	$2,354,430	$2,675,829	$2,354,430

Average undepreciated real estate assets and other net fixed assets as of reporting period (4)	$2,667,417	$2,612,180	$2,334,400	$2,550,829	$2,229,841

(1)	Calculated using Core amounts only, which excludes Non-Core product related assets. See the Appendix for a more detailed description of the Core business.
(2)	Net of acquired intangible liabilities and deferred tax liabilities.
(3)

Represents QTS’ basis in the assets in the JV which were $43.7 million as of December 31, 2019 (calculated as the cost basis of the assets contributed for in serviced phases of $88.6 million less the equity contribution of the JV partner and the JV partner’s portion of debt of $44.9 million) and $42.4 million as of September 30, 2019 (calculated as the cost basis of the assets contributed for in serviced phases of $86.1 million less the equity contribution of the JV partner and the JV partner’s portion of debt of $43.7 million).

(4)	Calculated by using average quarterly balance of each account.

9 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

Implied Enterprise Value and

Weighted Average Shares

	Shares or	Market Price or	Market
	Equivalents	Liquidation Value as of	capitalization
Implied Enterprise Value as of December 31, 2019:	Outstanding	December 31, 2019	(in thousands)
Class A Common Stock	58,099,115	$54.27	$3,153,039
Class B Common Stock	128,408	54.27	6,969
Total Shares Outstanding	58,227,523
Units of Limited Partnership Interest (1)	6,715,520	54.27	364,451
Options to purchase Class A Common Stock and performance units (2)	732,038	54.27	39,728
Effect of Class A common stock associated with forward equity sale (3)	515,546	54.27	27,979
Fully Diluted Total Shares and Units of Limited Partnership Interest outstanding as of December 31, 2019	66,190,627
Liquidation value of Series A Preferred Stock	4,280,000	25.00	107,000
Liquidation value of Series B Convertible Preferred Stock	3,162,500	100.00	316,250
Total Equity			$4,015,416
Total Indebtedness			1,482,260	(4)
Implied Enterprise Value			$5,497,676

(1)	Includes 41,886 of operating partnership units representing the “in the money” value of Class O LTIP units on an “as if” converted basis as of December 31, 2019.
(2)

Represents options to purchase shares of Class A Common Stock of QTS Realty Trust, Inc. representing the “in the money” value of options on an “as if” converted basis and the value of performance awards on an “as if” converted basis as of December 31, 2019.

(3)	Represents the “in the money” value of the forward equity shares on an “as if” converted basis as of December 31, 2019.
(4)

Excludes all debt issuance costs reflected as a reduction to liabilities at December 31, 2019 representing the full amount of debt that will be repaid, less the amount of cash and cash equivalents on hand. This also includes the Company’s pro rata share of unconsolidated joint venture debt, net of its pro rata share of cash on hand at the joint venture.

The following table presents the weighted average fully diluted shares for the three months and year ended December 31, 2019:

	Three Months Ended	Year Ended
	December 31, 2019	December 31, 2019
Weighted average shares outstanding - basic	58,247,921	55,444,719
Effect of Class A partnership units (1)	6,673,634	6,671,013
Effect of Class O units on an "as if" converted basis (1)	41,886	42,972
Effect of options to purchase Class A common stock, restricted Class A common stock and performance units on an "as if" converted basis (2)	675,134	518,386
Effect of Class A common stock associated with forward equity sale (3)	369,444	393,907
Weighted average shares outstanding - diluted (4)	66,008,019	63,070,997

(1)	The Class A units and Class O units represent limited partnership interests in the Operating Partnership.
(2)	The average share price for the three months and year ended December 31, 2019 was $52.03 and $46.51, respectively.
(3)	Represents the weighted average “in the money” value of the forward equity shares on an “as if” converted basis.
(4)	Series B Convertible Preferred stock was not incorporated on an “as if” converted basis as the conversion would have been antidilutive for the period presented.

10 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

Data Center Properties

The table below presents an overview of the portfolio of data center properties that the Company owns or leases, referred to herein as our data center properties, based on information as of December 31, 2019.

			Net Rentable Square Feet (Operating NRSF) (1)
									Available	Basis of	Current
		Gross							Utility	Design	Raised
	Year	Square	Raised	Office &	Supporting		%	Annualized	Power	("BOD")	Floor as a
Properties	Acquired (2)	Feet (3)	Floor (4)	Other (5)	Infrastructure (6)	Total	Occupied	Rent (7)	(MW) (8)	NRSF	% of BOD
Richmond, VA	2010	1,318,353	117,309	51,093	131,654	300,056	83.8%	$32,682,862	110	557,309	21.0%
Atlanta, GA (DC - 1) (9)	2006	968,695	527,186	36,953	364,815	928,954	95.5%	114,298,127	72	527,186	100.0%
Irving, TX	2013	698,000	187,742	6,981	198,913	393,636	94.9%	51,259,686	140	275,701	68.1%
Princeton, NJ	2014	553,930	58,157	2,229	111,405	171,791	100.0%	10,338,627	22	158,157	36.8%
Chicago, IL	2014	474,979	70,000	1,786	71,622	143,408	95.2%	17,999,785	24	215,855	32.4%
Ashburn, VA	2017	445,000	68,487	6,096	76,650	151,233	95.1%	6,474,751	50	178,000	38.5%
Suwanee, GA	2005	369,822	205,608	8,697	107,128	321,433	93.4%	60,550,226	36	205,608	100.0%
Piscataway, NJ	2016	360,000	103,820	14,311	104,301	222,432	86.5%	18,264,957	111	176,000	59.0%
Fort Worth, TX	2016	261,836	37,960	14,106	69,466	121,532	99.8%	4,977,718	50	80,000	47.5%
Santa Clara, CA (10)	2007	135,322	59,905	944	45,094	105,943	87.6%	21,357,660	11	80,940	74.0%
Sacramento, CA	2012	92,644	54,595	2,794	23,916	81,305	36.5%	10,426,795	8	54,595	100.0%
Dulles, VA (11)	2017	87,159	30,545	5,997	32,892	69,434	68.3%	16,922,311	13	48,270	63.3%
Leased facilities (12)	2006 & 2015	192,513	63,862	18,650	41,901	124,413	81.8%	25,935,576	14	84,474	75.6%
Other (13)	Misc.	459,549	51,561	49,337	70,636	171,534	84.1%	12,711,754	98	180,380	28.6%
		6,417,802	1,636,737	219,974	1,450,393	3,307,104	91.3%	$404,200,835	759	2,822,475	58.0%

New Property Development
Atlanta, GA (DC - 2) (14)	2018	495,000	—	—	—	—	—%	—	—	240,000	—%
Hillsboro, OR	2017	158,000	—	—	—	—	—%	—	—	85,000	—%

Unconsolidated JV Properties - at the JV's 100% Share (15)
Manassas, VA	2018	118,031	22,400	12,663	39,044	74,107	100.0%	$8,404,790	135	66,324	33.8%

Total properties		7,188,833	1,659,137	232,637	1,489,437	3,381,211	91.5%	$412,605,625	894	3,213,799	51.6%

(1)

Represents the total square feet of a building that is currently leased or available for lease plus developed supporting infrastructure, based on engineering drawings and estimates, but does not include space held for redevelopment or space used for the Company’s own office space.

(2)	Represents the year a property was acquired or, in the case of a property under lease, the year the Company’s initial lease commenced for the property.
(3)

With respect to the Company’s owned properties, gross square feet represents the entire building area. With respect to leased properties, gross square feet represents that portion of the gross square feet subject to our lease. This includes 383,761 square feet of QTS office and support space, which is not included in operating NRSF.

(4)

Represents management’s estimate of the portion of NRSF of the facility with available power and cooling capacity that is currently leased or readily available to be leased to customers as data center space based on engineering drawings.

(5)	Represents the operating NRSF of the facility other than data center space (typically office and storage space) that is currently leased or available to be leased.
(6)	Represents required data center support space, including mechanical, telecommunications and utility rooms, as well as building common areas.
(7)

The Company defines annualized rent as MRR multiplied by 12. The Company calculates MRR as monthly contractual revenue under executed contracts as of a particular date, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed contracts as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments. It does not reflect the accounting associated with any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.

(8)	Represents installed utility power and transformation capacity that is available for use by the facility as of December 31, 2019.
(9)	This property was formerly known as “Atlanta, GA (Metro)” but has been renamed “Atlanta, GA (DC-1)” to distinguish between the existing data center and the new property development shown as “Atlanta, GA (DC – 2)” within the new property development section.

(10)	Subject to long-term ground lease.
(11)	The Dulles campus has two data center buildings and the Company is currently relocating customers from the smaller and older facility to the newer facility in an effort to optimize its operating cost structure.

(12)	Includes 7 facilities. All facilities are leased, including those subject to finance leases. During the quarter ended December 31, 2019, the Company exited its Hong Kong and London leased facilities.
(13)	Consists of Miami, FL; Lenexa, KS; Overland Park, KS; Eemshaven, Netherlands and Groningen, Netherlands facilities.
(14)	Represents the development of a new data center building at our Atlanta, GA campus.
(15)	Represents the Company’s unconsolidated joint venture at the JV’s 100% share. QTS’s pro rata share of the JV is 50%.

11 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

Development Costs Summary

(in millions, except NRSF data)

During the fourth quarter of 2019, the Company brought online approximately nine  megawatts of gross power and approximately 62,000  net rentable square feet (“NRSF”) of raised floor and customer specific capital at its Ashburn, Chicago, Irving, Santa Clara and Piscataway facilities at an aggregate cost of approximately $74.0 million.

For the year ended December 31, 2019, the Company brought online approximately 28 megawatts of gross power and approximately 177,000 NRSF of raised floor and customer specific capital at its Ashburn, Chicago, Irving, Piscataway, Atlanta-Metro,  Fort Worth and Santa Clara facilities at an aggregate cost of approximately $202.0 million.

The under construction table below summarizes the Company’s outlook for development projects which it expects to complete by December 31, 2020 (in millions).

	Under Construction Costs (1)
		Estimated Cost to		Expected
Properties	Actual (2)	Completion (3)	Total	Completion date
Ashburn, VA	$118	$65	$183	Q1/Q2/Q4 2020
Atlanta, GA (DC - 1) (4)	28	2	30	Q1 2020
Fort Worth, TX	25	2	27	Q1 2020
Irving, TX	10	1	11	Q2 2020
Chicago, IL	2	7	9	Q4 2020
Piscataway, NJ	3	1	4	Q3 2020
	$186	$78	$264

New Property Development
Atlanta, GA (DC - 2) (5)	48	99	147	Q3/Q4 2020
Hillsboro, OR	7	15	22	Q2 2020

Unconsolidated JV Properties - at the Company's 50% Share (6)
Manassas, VA	2	2	4	Q3 2020

Totals	$243	$194	$437

(1)

In addition to projects currently under construction, the Company’s near-term development projects are expected to be delivered in a modular manner, and the Company currently expects to invest additional capital to complete these near term projects. The ultimate timing and completion of, and the commitment of capital to, the Company’s future development projects are within the Company’s discretion and will depend upon a variety of factors, including the actual contracts executed, availability of financing and the Company’s estimation of the future market for data center space in each particular market.

(2)

Represents actual costs under construction through December 31, 2019. In addition to the $243  million of construction costs incurred through December 31, 2019 for development expected to be completed by December 31, 2020, as of December 31, 2019 the Company had incurred $671 million of additional costs (including acquisition costs and other capitalized costs) for other development projects that are expected to be completed after December 31, 2020.

(3)

Represents management’s estimate of the additional costs required to complete the current NRSF under development. There may be an increase in costs if customers’ requirements exceed the Company’s current basis of design.

(4)

This property was formerly known as “Atlanta, GA (Metro)” but has been renamed “Atlanta, GA (DC-1)” to distinguish between the existing data center and the new property development shown as “Atlanta, GA (DC – 2)” within the new property development section.

(5)	Represents the development of a new data center building at our Atlanta, GA campus.
(6)

Represents QTS’ basis in the assets in the JV that will be in serviced, which is calculated as the cost basis of the assets contributed for in serviced phases of approximately $10 million less the equity contribution of the JV partner and the JV partner’s portion of debt of approximately $6 million.

12 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

Development Summary

(in millions, except NRSF data)

The following development table presents an overview of the Company’s development pipeline, based on information as of December 31, 2019. This table shows the Company’s ability to increase its raised floor of 1.7 million square feet as of December 31, 2019 to 3.2 million square feet, exclusive of incremental development capacity on adjacent land holdings.

	Raised Floor NRSF
	Overview as of December 31, 2019
	Current				Approximate
	NRSF in	Under	Future	Basis of	Adjacent Acreage
Properties	Service	Construction (1)	Available (2)	Design NRSF	of Land (3)
Richmond, VA	117,309	—	440,000	557,309	182.2
Atlanta, GA (DC - 1) (4)	527,186	—	—	527,186	—
Irving, TX	187,742	20,000	67,959	275,701	29.4
Princeton, NJ	58,157	—	100,000	158,157	65.0
Chicago, IL	70,000	4,960	140,895	215,855	23.0
Ashburn, VA	68,487	74,000	35,513	178,000	62.9
Suwanee, GA	205,608	—	—	205,608	15.4
Piscataway, NJ	103,820	5,000	67,180	176,000	—
Fort Worth, TX	37,960	14,405	27,635	80,000	26.5
Santa Clara, CA	59,905	—	21,035	80,940	—
Sacramento, CA	54,595	—	—	54,595	—
Dulles, VA	30,545	—	17,725	48,270	—
Leased facilities (5)	63,862	—	20,612	84,474	—
Phoenix, AZ	—	—	—	—	84.2
Manassas, VA	—	—	—	—	87.1
Other (6)	51,561	—	128,819	180,380	—
	1,636,737	118,365	1,067,373	2,822,475	575.7

New Property Development
Atlanta, GA (DC - 2) (7)	—	36,132	203,868	240,000	61.3
Hillsboro, OR	—	7,000	78,000	85,000	92.0

Unconsolidated JV Properties - at the JV's 100% Share (8)
Manassas, VA	22,400	5,600	38,324	66,324	—

Totals as of December 31, 2019	1,659,137	167,097	1,387,565	3,213,799	729.0

(1)	Reflects NRSF at a facility for which the initiation of substantial activities has begun to prepare the property for its intended use on or before December 31, 2020.
(2)	Reflects NRSF at a facility for which the initiation of substantial activities has begun to prepare the property for its intended use after December 31, 2020.
(3)

The total cost basis of adjacent land, which is land available for the future development, is approximately $231.5 million, of which approximately $199.4 million is included in Construction in Progress on the consolidated balance sheet. The Basis of Design NRSF does not include any build-out on the available land.

(4)

This property was formerly known as “Atlanta, GA (Metro)” but has been renamed “Atlanta, GA (DC-1)” to distinguish between the existing data center and the new property development shown as “Atlanta, GA (DC – 2)” within the new property development section.

(5)	Includes 7 facilities. All facilities are leased, including those subject to finance leases. During the quarter ended December 31, 2019, the Company exited its Hong Kong and London leased facilities.
(6)	Consists of Miami, FL; Lenexa, KS; Overland Park, KS; Eemshaven, Netherlands and Groningen, Netherlands facilities.
(7)	Represents the development of a new data center building at our Atlanta, GA campus.
(8)	Represents the Company’s unconsolidated joint venture at the JV’s 100% share. QTS’s pro rata share of the JV is 50%.

13 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

NOI by Facility and Capital Expenditure Summary

(unaudited and in thousands)

The Company calculates net operating income, or NOI, as net income (loss) (computed in accordance with GAAP), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write-off of unamortized deferred financing costs, other (income) expense,  debt restructuring costs, transaction and integration costs, gain (loss) on sale of real estate, restructuring costs, general and administrative expenses and similar adjustments for unconsolidated entities. The Company believes that NOI is another metric that is often utilized to evaluate returns on operating real estate from period to period and also, in part, to assess the value of the operating real estate.

The breakdown of NOI by facility is shown below:

	Three Months Ended			Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018 (1)	December 31, 2019	December 31, 2018 (1)
Breakdown of NOI by facility:
Atlanta (DC - 1) data center (2)	$25,094	$23,967	$22,847	$96,196	$85,627
Atlanta-Suwanee data center	12,869	11,852	11,506	48,704	46,155
Richmond data center	6,305	8,195	9,516	32,979	31,758
Irving data center	11,450	11,250	11,271	45,484	42,725
Dulles data center	3,078	2,890	2,515	11,730	10,022
Leased data centers (3)	1,885	2,273	1,791	8,793	6,429
Santa Clara data center	2,095	1,640	1,833	7,549	7,815
Piscataway data center	3,507	3,139	3,359	13,584	12,306
Princeton data center	2,549	2,481	2,454	9,977	9,722
Sacramento data center	1,547	1,535	1,915	6,204	7,524
Chicago data center	3,889	3,410	2,254	13,104	8,811
Ashburn data center	2,392	1,454	574	4,698	1,264
Fort Worth data center	1,880	1,115	197	4,021	931
Other facilities (4)	2,454	1,611	1,294	7,244	3,479
NOI from consolidated operations (5)	$80,994	$76,812	$73,326	$310,267	$274,568
Pro rata share of NOI from unconsolidated entity (6)	841	872	—	2,789	—
Total NOI	$81,835	$77,684	$73,326	$313,056	$274,568

(1)	Represents results of the Core business only, which excludes Non-Core product related assets. See the Appendix for a more detailed description of the Core business.
(2)	This property was formerly known as “Atlanta-Metro data center” but has been renamed “Atlanta (DC-1) data center” to distinguish between the existing data center and the new property development.
(3)	Includes 7 facilities. All facilities are leased, including those subject to finance leases. During the quarter ended December 31, 2019, the Company exited its Hong Kong and London leased facilities.
(4)	Consists of Miami, FL; Lenexa, KS; Overland Park, KS; and Groningen, Netherlands facilities. In addition, includes management fees and development fees received from the unconsolidated joint venture.
(5)

Includes facility level G&A expense allocation charges of 4% of cash revenue for all facilities. These allocated charges, with respect to Core operations for the applicable periods, aggregated to $4.7 million, $4.8 million and $5.1 million for the three months ended December 31, 2019,  September 30, 2019 and December 31, 2018, respectively, and $18.6 and $18.5 for the years ended December 31, 2019 and 2018, respectively.

(6)	QTS’s pro rata share of the JV is 50%.

14 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

Our cash paid for capital expenditures is summarized as follows:

	Capital Expenditures
	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2019	2019	2018	2019	2018
Development (1)	$62,324	$39,043	$72,941	$237,363	$386,592
Acquisitions	7,866	22,362	80,073	76,383	117,029
Maintenance capital expenditures	910	381	1,460	4,233	6,662
Other capital expenditures (2)	30,343	24,484	27,681	106,295	91,049
Total capital expenditures	$101,443	$86,270	$182,155	$424,274	$601,332

(1)

Includes QTS’ pro rata share of capital expenditures associated with the unconsolidated joint venture. Total capital expenditures at the joint venture were approximately $3 million ($1 million our pro rata share) for the three months ended December 31, 2019, less the equity contribution of the JV partner and the JV partners’ portion of debt of $2 million. Total capital expenditures at the joint venture were approximately $4 million ($2 million our pro rata share) for the three months ended September 30, 2019, less the equity contribution of the JV partner and the JV partners’ portion of debt of $2 million. Total capital expenditures at the joint venture were approximately $41 million ($20 million our pro rata share) for the year ended December 31, 2019, less the equity contribution of the JV partner and the JV partners’ portion of debt of $21 million.

(2)

Represents capital expenditures for capitalized interest, commissions, personal property, overhead costs and corporate fixed assets. Corporate fixed assets primarily relate to construction of corporate offices, leasehold improvements and product related assets.

15 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

Leasing Statistics – Signed Leases

Incremental Annualized Rent, Net of Downgrades reflects net incremental MRR signed during the period for purposes of tracking incremental revenue contribution. The amounts below include renewals when there was a change in square footage rented, but exclude renewals where square footage remained consistent before and after renewal. (See renewal table on page 16 for such renewals). The amounts below include results of the consolidated business  as well as QTS’ 50% pro rata share of the leasing activity attributable to the JV, if any.

During the fourth quarter of 2019, the Company entered into  373 new and modified leases aggregating to $27.7 million of incremental annualized rent. The Company’s fourth quarter leasing performance was primarily driven by continued momentum in the Company’s hyperscale business, highlighted by an existing hyperscale tenant’s expansion into a 12 megawatt deployment in QTS’ Atlanta-Metro campus, as well as consistent performance in the hybrid colocation product vertical. The pricing on new and modified leases signed varies quarter to quarter based on the mix of deals leased, as hyperscale and hybrid colocation vary on a rate per square foot basis. Annualized rent per leased square foot is computed using the total rent associated with all new and modified leases for the respective periods.

				Incremental
			Annualized	Annualized
		Number of	rent per	Rent, Net of
	Period	Leases	leased sq ft	Downgrades (1)
New/modified leases signed (2)	Q4 2019	373	$465	$27,742,166
	P4QA (3)	433	459	15,135,141
	Q3 2019	444	404	17,385,468
	Q2 2019	404	544	19,624,574
	Q1 2019	520	477	11,304,724
	Q4 2018	362	434	12,225,797

(1)	Amounts include incremental MRR only, net of downgrades.
(2)	All statistics for the periods ending on or prior to December 31, 2018 include leases of Core products only. See the Appendix for a more detailed description of the Core business.
(3)	Average of prior four quarters.

NOTE: Figures above do not include cost recoveries.

The following table outlines the booked-not-billed (“BNB”) balance as of December 31, 2019 and how it is expected to affect revenue in 2020 and subsequent years based on the current terms of the applicable contracts.

Note: The following table includes QTS’ 50% pro rata share of BNB revenue from the unconsolidated joint venture.

Booked-not-billed ("BNB") (1)	2020	2021	Thereafter	Total
MRR	$3,457,580	$2,712,087	$1,586,883	$7,756,550
Incremental revenue (2)	23,969,832	22,511,306	19,042,604
Annualized revenue (3) (4)	41,490,960	32,545,044	19,042,596	93,078,600

(1)

Includes the Company’s consolidated booked-not-billed balance in addition to booked-not-billed revenue associated with the unconsolidated JV at QTS’s pro rata share of the booked-not-billed revenue. Of the $93.1 million annualized BNB revenue, approximately $1.6 million related to QTS’s pro rata share of booked-not-billed revenue associated with the unconsolidated JV.

(2)	Incremental revenue represents the expected amount of recognized MRR for the business in the period based on when the booked-not-billed leases commence throughout the period.
(3)

Annualized revenue represents the booked-not-billed MRR multiplied by 12, demonstrating how much recognized MRR might have been recognized if the booked-not-billed leases commencing in the period were in place for an entire year.

(4)

As of December 31, 2019,  adjusting booked-not-billed revenue for the effects of revenue which had begun recognition via straight line rent, the Company’s annualized booked-not-billed balance was $60.7 million, of which $41.6 million was attributable to 2020, $14.2 million was attributable to 2021, and $4.9 million was attributable to years thereafter.

The Company estimates the remaining cost to provide the space, power, connectivity and other services to the customer contracts which had not billed as of December 31, 2019 to be approximately $351 million. This estimate generally includes customers with newly contracted space of more than 3,300 square feet of raised floor space. The space, power, connectivity and other services provided to customers that contract for smaller amounts of space is generally provided by existing space which was previously developed.

16 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

Leasing Statistics – Renewed Leases and Rental Churn

The mix of leasing activity has a significant impact on quarterly rates, both within major product segments and for overall blended renewal rates. The Company’s rate performance will vary quarter to quarter based on the mix of deals leased as hyperscale and hybrid colocation vary on a rate per square foot basis.

Consistent with the Company’s strategy and business model, the renewal rates below reflect total MRR per square foot including all subscribed services. For comparability, the Company includes only those customers that have maintained consistent space footprints in the computations below. All customers with space changes are incorporated into new/modified leasing statistics and rates. The amounts below include results of the consolidated business  as well as QTS’ 50% pro rata share of the renewal leasing activity attributable to the JV, if any.

The average rent per square foot for renewals signed in the fourth quarter of 2019 was 2.2% lower than the rates for those customers immediately prior to renewal.  The decline in the renewal rate of 2.2% was largely due to one customer’s change in power density upon renewal. Excluding this customer lease from the renewal base, QTS’ renewal rates on a per square foot basis would have represented a 2.7% increase relative to pre-renewal rates. The Company expects renewal rates will generally increase in the low to mid-single digits.

As part of its continued focus on operational efficiency, during the quarter ended December 31, 2019 the Company exited two non-strategic, leased facilities in Hong Kong and London. The two leased facilities were subscale with below average profitability and presented a limited path for incremental growth. Proactive management of the Company’s strategy in these facilities is consistent with the Company’s constant effort to evaluate its platform for opportunities to enhance operating efficiency. Rental Churn (which the Company defines as MRR lost in the period to a customer intending to fully exit the QTS platform in the near term compared to total MRR at the beginning of the period) was 1.7% for the fourth quarter of 2019,  and 5.2% for the year ended December 31, 2019,  which includes the intentional customer churn associated with the Company’s deliberate strategy to exit these non-strategic leased facilities. Excluding the impact related to the exit of these facilities, rental churn would have been approximately 0.8% for the fourth quarter of 2019, and 4.3% for the year ended December 31, 2019.

			Annualized
		Number of	rent per	Annualized	Rent
	Period	renewed leases	leased sq ft	Rent	Change (1)
Renewed Leases (2)	Q4 2019	90	$777	$11,522,508	(2.2)%	(3)
	P4QA (4)	92	511	16,517,101	(0.1)%
	Q3 2019	88	541	25,862,052	2.0%
	Q2 2019	109	732	13,938,384	1.2%
	Q1 2019	88	988	11,456,028	1.6%
	Q4 2018	84	292	14,811,940	(6.0)%	(5)

(1)	Calculated as the percentage change of the rent per square foot immediately before renewal when compared to the rent per square foot immediately after renewal.
(2)	All statistics for the periods ending on or prior to December 31, 2018 include leases of Core products only. See the Appendix for a more detailed description of the Core business.
(3)

The decline in the renewal rate of 2.2% was largely due to one customer’s change in power density upon renewal. Excluding this customer lease from the renewal base, QTS’ renewal rates on a per square foot basis would have represented a 2.7% increase relative to pre-renewal rates.

(4)	Average of prior four quarters.
(5)

The decline in the renewal rate of 6.0% was largely due to three customers that signed commitments to significantly expand their respective footprints elsewhere in QTS’ footprint in addition to slight changes in their product mix, the net of which increased QTS’ MRR from these customers by 18%. If the lease renewals from these three customers were excluded from the renewal base, QTS’ renewal rates on a per square foot basis would have represented a 2.3% increase relative to the pre-renewal rate.

17 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

Lease Expirations

Hyperscale leases are typically 5-10 years with the majority of hyperscale lease expirations occurring in 2022 and beyond. Hybrid colocation leases are typically 3 years in duration, with the majority of hybrid colocation lease expirations occurring between 2020 and 2022. The following table sets forth a summary schedule of the lease expirations as of December 31, 2019. Unless otherwise stated in the footnotes, the information set forth in the table assumes that customers exercise no renewal options and all early termination rights are exercised.

Note: The table below includes the Company’s pro rata share of leases associated with the unconsolidated joint venture. QTS’s pro rata share of the JV is 50%.

							Hybrid
		Total Raised				Hyperscale as	Colocation as
	Number of	Floor of	% of Portfolio		% of Portfolio	% of Portfolio	% of Portfolio
Year of Lease	Leases	Expiring	Leased Raised	Annualized	Annualized	Annualized	Annualized
Expiration	Expiring (1)	Leases	Floor	Rent (2)	Rent	Rent	Rent
Month-to-Month (3)	1,179	17,140	2%	$18,491,895	5%	—%	5%
2020	1,763	174,172	14%	100,400,380	24%	1%	23%
2021	1,138	229,759	19%	76,374,011	19%	5%	14%
2022	881	341,031	28%	110,079,995	27%	14%	13%
2023	231	115,023	10%	40,944,595	10%	3%	7%
After 2023	274	329,137	27%	62,112,354	15%	10%	5%
Portfolio Total	5,466	1,206,262	100%	$408,403,230	100%	33%	67%

(1)	Represents each agreement with a customer signed as of December 31, 2019 for which billing has commenced; a lease agreement could include multiple spaces and a customer could have multiple leases.
(2)

The Company defines annualized rent as MRR multiplied by 12. The Company calculates MRR as monthly contractual revenue under executed contracts as of a particular date, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed contracts as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments.

(3)

Consists of approximately $12.4 million of annualized rent associated with customer leases whose original contract terms ended on December 31, 2019 and have signed a renewal or are eligible for renewal, as well as customers whose leases expired prior to December 31, 2019 and have continued on a month-to-month basis.

18 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

Largest Customers

As of December 31, 2019, the Company’s portfolio was leased to over 1,200 customers comprised of companies of all sizes representing an array of industries, each with unique and varied business models and needs. The following table sets forth information regarding the ten largest customers in the portfolio based on annualized rent as of December 31, 2019 (does not include rents or maturities associated with booked-not-billed customers or ramps for existing customers which have not yet commenced billing).

Note: The table below includes the Company’s pro rata share of leases associated with the unconsolidated joint venture.  QTS’s pro rata share of the JV is 50%.

				Weighted
				Average
			% of Portfolio	Remaining
	Number of	Annualized	Annualized	Lease Term
Principal Customer Industry	Locations	Rent (1)	Rent	(Months) (2)
Content & Digital Media	1	$44,322,809	10.9%	31
Cloud & IT Services	4	23,576,694	5.8%	62
Cloud & IT Services	1	18,801,601	4.6%	27
Content & Digital Media	3	15,227,599	3.7%	30
Cloud & IT Services	4	13,728,398	3.4%	50
Cloud & IT Services	6	7,547,448	1.8%	18
Cloud & IT Services	1	7,505,622	1.8%	45
Government & Security	1	6,807,642	1.6%	39
Retail	1	5,532,614	1.4%	30
Financial Services	1	4,952,232	1.2%	55
Total / Weighted Average		$148,002,659	36.2%	38

(1)

Annualized rent is presented for leases commenced as of December 31, 2019. We define annualized rent as MRR multiplied by 12. We calculate MRR as monthly contractual revenue under signed leases as of a particular date, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases (which represent customer leases that have been executed but for which lease payments have not commenced) as of a particular date. This amount reflects the annualized cash rental payments. It does not reflect any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.

(2)	Weighted average based on customer’s percentage of total annualized rent expiring and is as of December 31, 2019.

19 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

Product &  Industry Diversification

The following table sets forth information relating to the distribution of leases at the properties, by type of product offering, as of December 31, 2019:

	December 31, 2019		December 31, 2018
	Annualized Rent (1)	% of Portfolio	Annualized Rent (2)	% of Portfolio
Hyperscale	$136,232,356	33%	$126,996,225	34%
Hybrid Colocation	272,170,874	67%	246,693,987	66%
Portfolio Total	$408,403,230	100%	$373,690,212	100%

(1)	Includes the Company’s pro rata share of leases associated with the unconsolidated joint venture. QTS’s pro rata share of the JV is 50%
(2)	There was no Non-Core MRR as of December 31, 2018, therefore amounts represent consolidated results.

The following table sets forth information relating to the industry segmentation of customers as of December 31, 2019:

As of December 31, 2019
Industry Segmentation - % Contracted MRR

Financial Services
15.3%
Government & Security
5.3%
Network
7.2%
Health Care
7.1%
Retail
5.6%
Other
8.8%
Content & Digital Media
19.2%
Cloud & IT Services
31.5%

Portfolio Total - $408,403,230 [(1)]

(1)	Includes the Company’s pro rata share of leases associated with the unconsolidated joint venture. QTS’s pro rata share of the JV is 50%.

The following table sets forth information relating to the industry segmentation of customers as of December 31, 2018:

As of December 31, 2018
Industry Segmentation - % Contracted MRR
Portfolio Total - $373,690,212 (1)
Financial Services
15.0%
Government & Security
5.8%
Network
7.6%
Health Care
6.8%
Retail
5.4%
Other
8.6%
Content & Digital Media
21.8%
Cloud & IT Services
29.0%

(1)	There was no Non-Core MRR as of December 31, 2018, therefore amounts represent consolidated results.

20 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

Debt Summary and Debt Maturities

(unaudited and in thousands)

The following tables set forth a summary of the Company’s debt instruments:

	Weighted Average
	Coupon Interest Rate at	Maturities at	Outstanding Balance as of:
	December 31, 2019 (1)	December 31, 2019	December 31, 2019	December 31, 2018
Unsecured Credit Facility (2)
Revolving Credit Facility	2.47%	December 17, 2023	$317,028	$252,000
Term Loan I	3.16%	December 17, 2024	225,000	350,000
Term Loan II	3.19%	April 27, 2025	225,000	350,000
Term Loan III	3.19%	October 18, 2026	250,000	—
Senior Notes (3)	4.75%	November 15, 2025	400,000	400,000
Lenexa Mortgage	4.10%	May 1, 2022	1,736	1,801
Finance Leases	4.35%	2021 - 2038	45,140	2,873
Total consolidated debt	3.49%		1,463,904	1,356,674

QTS’s Pro Rata Share of Unconsolidated JV Debt (4)	4.47%	February 22, 2023	35,166	—
Total consolidated and unconsolidated debt			$1,499,070	$1,356,674

(1)	The coupon interest rates associated with Term Loan I, Term Loan II and debt at the unconsolidated JV level incorporate the effects of interest rate swaps in effect as of December 31, 2019.
(2)	Balances exclude debt issuance costs reflected as offsets to liabilities aggregating $6.4 million and $6.3 million as of December 31, 2019 and December 31, 2018, respectively.
(3)	Balance excludes debt issuance costs reflected as offsets to liabilities aggregating $4.5 million and $5.2 million as of December 31, 2019 and December 31, 2018, respectively.
(4)	Balance excludes QTS’ pro rata share of debt issuance costs reflected as offsets to liabilities aggregating $1.1 million at December 31, 2019.

	Outstanding Balance as of:	% of	Outstanding Balance as of:	% of
	December 31, 2019 (1)	total	December 31, 2018 (1)	total
Fixed Rate Debt	$1,082,042	72.2%	$1,004,674	74.1%
Floating Rate Debt	417,028	27.8%	352,000	25.9%
	$1,499,070	100.0%	$1,356,674	100.0%

(1)

Includes all debt that is currently at a fixed rate and pro forma for an additional $200 million of debt that was swapped to a fixed rate that will become effective January 2, 2020. In addition, the calculation for the current period includes the effects of $70.3 million of debt at the joint venture (of which $35.2 million is QTS’ share) that is swapped to a fixed rate.

Scheduled debt maturities as of December 31, 2019:

Debt instruments	2020	2021	2022	2023	2024	Thereafter	Total
Unsecured Credit Facility (1)	$—	$—	$—	$317,028	$225,000	$475,000	$1,017,028
Senior Notes (2)	—	—	—	—	—	400,000	400,000
Lenexa Mortgage	64	73	1,599	—	—	—	1,736
Finance Leases	2,579	2,712	2,958	3,229	3,516	30,146	45,140
Total consolidated debt	2,643	2,785	4,557	320,257	228,516	905,146	1,463,904

QTS’s Pro Rata Share of Unconsolidated JV Debt	4	4	4	35,054	4	96	35,166
Total consolidated and unconsolidated debt	$2,647	$2,789	$4,561	$355,311	$228,520	$905,242	$1,499,070

(1)	Balance excludes debt issuance costs reflected as offsets to liabilities aggregating $6.4 million as of December 31, 2019.
(2)	Balance excludes debt issuance costs reflected as offsets to liabilities aggregating $4.5 million as of December 31, 2019.

21 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

Interest Summary

(unaudited and in thousands)

A summary of the Company’s interest expense is as follows:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018
Interest costs and fees	$13,629	$14,409	$13,821	$55,875	$51,707
Amortization of deferred financing costs and bond discount	982	978	974	3,917	3,856
Capitalized interest (1)	(8,347)	(8,663)	(8,745)	(33,199)	(26,814)
Total consolidated interest expense	6,264	6,724	6,050	$26,593	$28,749

QTS’s pro rata share of unconsolidated JV interest expense	507	478	—	1,697	—
Total consolidated and unconsolidated interest expense	$6,771	$7,202	$6,050	$28,290	$28,749

(1)	The weighted average interest rate for the three months ended December 31, 2019, September 30, 2019, and December 31, 2018 was 4.04%, 4.27%, and 4.40%, respectively.

22 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

Appendix

Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described below.

The Company considers the following non-GAAP financial measures to be useful to investors as key supplemental measures of the Company’s performance: (1) Revenue; (2) FFO, Operating FFO and Adjusted Operating FFO;  (3) MRR and Recognized MRR; (4) NOI; and (5) EBITDAre and Adjusted EBITDA. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss and cash flows from operating activities as a measure of the Company’s operating performance. Revenue, FFO, Operating FFO, Adjusted Operating FFO, MRR, NOI, EBITDA and Adjusted EBITDA, as calculated by us may not be comparable to FFO, Operating FFO, Adjusted Operating FFO, MRR, NOI, EBITDA and Adjusted EBITDA as reported by other companies that do not use the same definition or implementation guidelines or interpret the standards differently from us.

Definitions

Booked-not-billed (“BNB”). The Company defines booked-not-billed as customer leases that have been signed, but for which lease payments have not yet commenced.

Core. The Core business consists primarily of the Company’s hyperscale and hybrid colocation business, along with technology and services revenue from the Company’s cloud and managed services business that supports hyperscale and hybrid colocation customers. Core financial measures and operating statistics represent the financial results or operating statistics, as applicable, of the Company’s Core business for the applicable periods following the Company’s announcement of its strategic growth plan in the first quarter of 2018. The Company exited its “Non-Core” business (i.e., business other than the Core business) over the course of 2018, ending in the fourth quarter of 2018.

Leasable raised floor. The Company defines leasable raised floor as the amount of raised floor square footage that the Company has leased plus the available capacity of raised floor square footage that is in a leasable format as of a particular date and according to a particular product configuration. The amount of leasable raised floor may change even without completion of new development projects due to changes in the Company’s configuration of product space.

Non-Core. Non-Core represents the portion of the Company’s business that the Company exited in accordance with its strategic growth plan announced in the first quarter of 2018 and completed in the fourth quarter of 2018. The Non-Core business consisted of certain products and services within the Company’s cloud and managed services business, primarily managed hosting, as well as colocation revenue attached to certain customers in the managed services business. Non-Core financial measures and operating statistics represent the financial results or operating statistics, as applicable, of the Company’s Non-Core business for the applicable period.

Basis-of-design floor space. The Company defines basis-of-design floor space as the total data center raised floor potential of its existing data center facilities.

Operating NRSF. Represents the total square feet of a building that is currently leased or available for lease plus developed supporting infrastructure, based on engineering drawings and estimates, but does not include space held for development or space used for the Company’s own office space.

The Company. Refers to QTS Realty Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including QualityTech, LP (the “Operating Partnership” or “OP”).

23 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

FFO, Operating FFO, and Adjusted Operating FFO

The Company considers funds from operations (“FFO”), to be a supplemental measure of its performance which should be considered along with, but not as an alternative to, net income (loss) and cash provided by operating activities as a measure of operating performance. The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of depreciable real estate related to its primary business, impairment write-downs of depreciable real estate related to its primary business, real estate-related depreciation and amortization and similar adjustments for unconsolidated entities. To the extent the Company incurs gains or losses from the sale of assets that are incidental to its primary business, or incurs impairment write-downs associated with assets that are incidental to its primary business, it includes such charges in its calculation of FFO. The Company’s management uses FFO as a supplemental operating performance measure because, in excluding real estate-related depreciation and amortization, impairment write-downs of depreciable real estate and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its operating performance, management computes an adjusted measure of FFO, which the Company refers to as Operating funds from operations (“Operating FFO”). Operating FFO is a non-GAAP measure that is used as a supplemental operating measure and to provide additional information to users of the financial statements. The Company generally calculates Operating FFO as FFO excluding certain non-routine charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent they calculate Operating FFO on a comparable basis, between REITs.

Adjusted Operating Funds From Operations (“Adjusted Operating FFO”) is a non-GAAP measure that is used as a supplemental operating measure and to provide additional information to users of the financial statements. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs, non-real estate depreciation and amortization, straight line rent adjustments, income taxes, non-cash compensation and similar adjustments for unconsolidated entities.

The Company offers these measures because it recognizes that FFO, Operating FFO and Adjusted Operating FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO, Operating FFO and Adjusted Operating FFO exclude real estate depreciation and amortization and capture neither the changes in the value of the Company’s properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact its financial condition, cash flows and results of operations, the utility of FFO, Operating FFO and Adjusted Operating FFO as measures of its operating performance is limited. The Company’s calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO in accordance with NAREIT guidance. In addition, the Company’s calculations of FFO, Operating FFO and Adjusted Operating FFO are not necessarily comparable to FFO, Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. FFO, Operating FFO and Adjusted Operating FFO are non-GAAP measures and should not be considered a measure of the Company’s results of operations or liquidity or as a substitute for, or an alternative to, net income (loss), cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund its cash needs, including its ability to make distributions to its stockholders.

For periods in 2018, Core FFO, Core Operating FFO and Adjusted Core Operating FFO represent FFO, Operating FFO and Adjusted Operating FFO of the Company’s Core business, respectively, and are used as supplemental performance measures because they reflect results of the portion of the business the Company retained following completion of the strategic growth plan.

24 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

A reconciliation of net income (loss) to FFO, Operating FFO and Adjusted Operating FFO on a consolidated, Core and non-Core basis is presented below (unaudited and in thousands):

	Three Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018
	Total	Total	Core	Non-Core	Total
FFO
Net income (loss)	$(6,102)	$6,588	$10,474	$(4,072)	$6,402
Equity in net loss of unconsolidated entity	481	317	—	—	—
Real estate depreciation and amortization	41,947	39,969	35,640	—	35,640
Impairments of depreciated property	13,957	—	—	—	—
Pro rata share of FFO from unconsolidated entity	324	369	—	—	—
FFO (1)	50,607	47,243	46,114	(4,072)	42,042
Preferred stock dividends	(7,045)	(7,045)	(7,045)	—	(7,045)
FFO available to common stockholders & OP unit holders	43,562	40,198	39,069	(4,072)	34,997

Debt restructuring costs	1,523	—	605	—	605
Restructuring costs	—	—	138	4,108	4,246
Transaction and integration costs	649	827	269	—	269
Tax benefit associated with restructuring, transaction and integration costs	—	—	—	(161)	(161)
Operating FFO available to common stockholders & OP unit holders (2)	45,734	41,025	40,081	(125)	39,956

Maintenance capital expenditures	(910)	(381)	(1,460)	—	(1,460)
Leasing commissions paid	(10,757)	(7,302)	(5,204)	—	(5,204)
Amortization of deferred financing costs and bond discount	982	978	974	—	974
Non real estate depreciation and amortization	3,214	2,906	2,619	—	2,619
Straight line rent revenue and expense and other	(3,243)	(2,278)	(1,958)	6	(1,952)
Tax expense (benefit) from operating results	(816)	369	38	—	38
Equity-based compensation expense	4,360	4,456	3,531	—	3,531
Similar adjustments for unconsolidated entity	75	63	—	—	—
Adjusted Operating FFO available to common stockholders & OP unit holders (2)	$38,639	$39,836	$38,621	$(119)	$38,502

(1)

FFO for the three months ended December 31, 2019 includes a $1.4 million gain on sale of real estate related to certain assets considered incidental to our primary business and were included in the “Gain on sale of real estate, net” line item of the consolidated statement of operations. FFO for the three months ended December 31, 2018, includes $1.3 million of impairment losses related to certain non-real estate product related assets that were considered incidental to our primary business and were included in the “Restructuring” line item of the consolidated statement of operations. No gains, losses or impairment write-downs associated with assets incidental to our primary business were incurred during the three months ended September 30, 2019.

(2)

The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

25 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

	Year Ended
	December 31, 2019	December 31, 2018
	Total	Core	Non-Core	Total
FFO
Net income (loss)	$29,169	$28,530	$(35,705)	$(7,175)
Equity in net loss of unconsolidated entity	1,473	—	—	—
Real estate depreciation and amortization	156,387	133,948	2,171	136,119
Gain on sale of real estate, net	(13,408)	—	—	—
Impairments of depreciated property	13,957	—	—	—
Pro rata share of FFO from unconsolidated entity	1,078	—	—	—
FFO (1)	188,656	162,478	(33,534)	128,944
Preferred stock dividends	(28,180)	(16,666)	—	(16,666)
FFO available to common stockholders & OP unit holders	160,476	145,812	(33,534)	112,278

Debt restructuring costs	1,523	605	—	605
Restructuring costs	—	138	37,805	37,943
Transaction and integration costs	3,729	2,743	—	2,743
Tax benefit associated with restructuring, transaction and integration costs	—	—	(2,408)	(2,408)
Operating FFO available to common stockholders & OP unit holders (2)	165,728	149,298	1,863	151,161

Maintenance capital expenditures	(4,233)	(6,662)	—	(6,662)
Leasing commissions paid	(31,102)	(23,855)	(391)	(24,246)
Amortization of deferred financing costs and bond discount	3,917	3,856	—	3,856
Non real estate depreciation and amortization	11,918	9,577	4,195	13,772
Straight line rent revenue and expense and other	(7,922)	(6,780)	10	(6,770)
Tax benefit from operating results	(37)	(960)	—	(960)
Equity-based compensation expense	16,412	14,972	—	14,972
Similar adjustments for unconsolidated entity	118	—	—	—
Adjusted Operating FFO available to common stockholders & OP unit holders (2)	$154,799	$139,446	$5,677	$145,123

(1)

FFO for the year ended December 31, 2019 includes a $1.4 million gain on sale of real estate related to certain assets considered incidental to our primary business and were included in the “Gain on sale of real estate, net” line item of the consolidated statement of operations.  FFO for the year ended December 31, 2018 includes $15.8 million of impairment losses related to certain non-real estate product related assets that were considered incidental to our primary business and were included in the “Restructuring” line item of the consolidated statement of operations.

(2)

The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

26 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

Monthly Recurring Revenue (MRR) and Recognized MRR

The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its rental and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR is also calculated to include the Company’s pro rata share of monthly contractual revenue under signed leases as of a particular date associated with unconsolidated entities, which includes revenue from the unconsolidated entity’s rental and managed services activities, but excludes the unconsolidated entity’s customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR reflects the annualized cash rental payments. It does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted.

Separately, the Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its rental and managed services activities, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues.

Management uses MRR and recognized MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from the Company’s customer leases and customer leases attributable to the Company’s business. MRR and recognized MRR should not be viewed by investors as alternatives to actual monthly revenue, as determined in accordance with GAAP. Other companies may not calculate MRR or recognized MRR in the same manner. Accordingly, the Company’s MRR and recognized MRR may not be comparable to other companies’ MRR and recognized MRR. MRR and recognized MRR should be considered only as supplements to total revenues as a measure of its performance. MRR and recognized MRR should not be used as measures of the Company’s results of operations or liquidity, nor is it indicative of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

For periods in 2018, Core Recognized MRR and Core MRR are used as supplemental performance measures because they reflect results of the portion of the business the Company retained following completion of the strategic growth plan.

A reconciliation of total revenues to recognized MRR in the period and MRR at period-end on a consolidated, Core and non-Core basis is presented below (unaudited and in thousands):

	Three Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018
	Total	Total	Core	Non-Core	Total
Recognized MRR in the period
Total period revenues (GAAP basis)	$123,707	$125,255	$112,334	$3	$112,337
Less: Total period variable lease revenue from recoveries	(14,018)	(17,563)	(11,629)	—	(11,629)
Total period deferred setup fees	(4,062)	(4,041)	(3,104)	—	(3,104)
Total period straight line rent and other	(5,156)	(4,768)	(4,465)	(34)	(4,499)
Recognized MRR in the period	100,471	98,883	93,136	(31)	93,105

MRR at period end
Total period revenues (GAAP basis)	$123,707	$125,255	$112,334	$3	$112,337
Less: Total revenues excluding last month	(81,699)	(81,114)	(73,852)	(2)	(73,854)
Total revenues for last month of period	42,008	44,141	38,482	1	38,483
Less: Last month variable lease revenue from recoveries	(4,578)	(6,369)	(3,822)	—	(3,822)
Last month deferred setup fees	(1,333)	(1,684)	(1,015)	—	(1,015)
Last month straight line rent and other	(2,413)	(3,452)	(2,504)	(1)	(2,505)
Add: Pro rata share of MRR at period end of unconsolidated entity	350	343	—	—	—
MRR at period end	$34,034	$32,979	$31,141	$—	$31,141

27 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

	Year Ended
	December 31, 2019	December 31, 2018
	Total	Core	Non-Core	Total
Recognized MRR in the period
Total period revenues (GAAP basis)	$480,818	$422,786	$27,738	$450,524
Less: Total period variable lease revenue from recoveries	(55,046)	(45,386)	—	(45,386)
Total period deferred setup fees	(15,156)	(12,239)	(236)	(12,475)
Total period straight line rent and other	(20,349)	(12,087)	(5,061)	(17,148)
Recognized MRR in the period	390,267	353,074	22,441	375,515

MRR at period end
Total period revenues (GAAP basis)	$480,818	$422,786	$27,738	$450,524
Less: Total revenues excluding last month	(438,810)	(384,304)	(27,737)	(412,041)
Total revenues for last month of period	42,008	38,482	1	38,483
Less: Last month variable lease revenue from recoveries	(4,578)	(3,822)	—	(3,822)
Last month deferred setup fees	(1,333)	(1,015)	—	(1,015)
Last month straight line rent and other	(2,413)	(2,504)	(1)	(2,505)
Add: Pro rata share of MRR at period end of unconsolidated entity	350	—	—	—
MRR at period end	$34,034	$31,141	$—	$31,141

28 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre) and Adjusted EBITDA,

The Company calculates EBITDAre in accordance with the standards established by NAREIT. EBITDAre represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of depreciated property related to its primary business, income tax expense (or benefit), interest expense, depreciation and amortization, impairments of depreciated property and unconsolidated entities related to its primary business , and similar adjustments for unconsolidated entities. The Company’s management uses EBITDAre as a supplemental performance measure because it provides performance measures that, when compared year over year, captures the performance of the Company’s operations by removing the impact of capital structure (primarily interest expense) and asset base charges (primarily depreciation and amortization) from its operating results.

Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its operating performance, management computes an adjusted measure of EBITDAre, which the Company refers to as Adjusted EBITDA. The Company generally calculates Adjusted EBITDA excluding certain non-routine charges, write off of unamortized deferred financing costs, gains (losses) on extinguishment of debt, restructuring costs, and transaction and integration costs, as well as the Company’s pro-rata share of each of those respective expenses associated with the unconsolidated entity aggregated into one line item categorized as “Adjustments for the unconsolidated entity.” In addition, the Company calculates Adjusted EBITDA excluding certain non-cash recurring costs such as equity-based compensation. The Company believes that Adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent other REITs calculate Adjusted EBITDA on a comparable basis, between REITs.

Management uses EBITDAre and Adjusted EBITDA as supplemental performance measures as they provide useful measures of assessing the Company’s operating results. Other companies may not calculate EBITDAre or Adjusted EBITDA in the same manner. Accordingly, the Company’s EBITDAre and Adjusted EBITDA may not be comparable to others. EBITDAre and Adjusted EBITDA should be considered only as supplements to net income (loss) as measures of the Company’s performance and should not be used as substitutes for net income (loss), as measures of its results of operations or liquidity or as an indications of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

For periods in 2018, Core EBITDAre and Core Adjusted EBITDA are used as supplemental performance measures because they reflect results of the portion of the business of the Company retained following completion of the strategic growth plan.

A reconciliation of net income (loss) to EBITDAre and Adjusted EBITDA on a consolidated, Core and non-Core basis is presented below (unaudited and in thousands):

	Three Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018
	Total	Total	Core	Non-Core	Total
EBITDAre and Adjusted EBITDA
Net income (loss)	$(6,102)	$6,588	$10,474	$(4,072)	$6,402
Equity in net loss of unconsolidated entity	481	317	—	—	—
Interest income	(8)	(22)	(58)	—	(58)
Interest expense	6,264	6,724	6,050	—	6,050
Tax expense (benefit) of taxable REIT subsidiaries	(816)	369	38	(161)	(123)
Depreciation and amortization	45,161	42,875	38,259	—	38,259
Gain on disposition of depreciated property	—	—	—	(135)	(135)
Impairments of depreciated property	13,957	—	—	1,423	1,423
Pro rata share of EBITDAre from unconsolidated entity	830	867	—	—	—
EBITDAre (1)	$59,767	$57,718	$54,763	$(2,945)	$51,818

Debt restructuring costs	1,523	—	605	—	605
Equity-based compensation expense	4,360	4,456	3,531	—	3,531
Restructuring costs	—	—	138	2,820	2,958
Transaction and integration costs	649	827	269	—	269
Adjusted EBITDA	$66,299	$63,001	$59,306	$(125)	$59,181

(1)

EBITDAre for the three months ended December 31, 2019 includes a $1.4 million gain on sale of real estate related to certain assets considered incidental to our primary business and were included in the “Gain on sale of real estate, net” line item of the consolidated statement of operations. No gains, losses or impairment write-downs associated with assets incidental to our primary business were included in EBITDAre during the three months ended September 30, 2019 and December 31, 2018, respectively.

29 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

	Year Ended
	December 31, 2019	December 31, 2018
	Total	Core	Non-Core	Total
EBITDAre and Adjusted EBITDA
Net income (loss)	$29,169	$28,530	$(35,705)	$(7,175)
Equity in net loss of unconsolidated entity	1,473	—	—	—
Interest income	(111)	(150)	—	(150)
Interest expense	26,593	28,736	13	28,749
Tax benefit of taxable REIT subsidiaries	(37)	(960)	(2,408)	(3,368)
Depreciation and amortization	168,305	143,525	6,366	149,891
(Gain) loss on disposition of depreciated property	(13,408)	—	6,994	6,994
Impairments of depreciated property	13,957	—	8,842	8,842
Pro rata share of EBITDAre from unconsolidated entity	2,775	—	—	—
EBITDAre (1)	$228,716	$199,681	$(15,898)	$183,783

Debt restructuring costs	1,523	605	—	605
Equity-based compensation expense	16,412	14,972	—	14,972
Restructuring costs	—	138	21,969	22,107
Transaction and integration costs	3,729	2,743	—	2,743
Adjusted EBITDA	$250,380	$218,139	$6,071	$224,210

(1)

EBITDAre for the year ended December 31, 2019 includes a $1.4 million gain on sale of real estate related to certain assets considered incidental to our primary business and were included in the “Gain on sale of real estate, net” line item of the consolidated statement of operations. No gains, losses or impairment write-downs associated with assets incidental to our primary business were included in EBITDAre for the year ended December 31, 2018.

30 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

Net Operating Income (NOI)

The Company calculates net operating income (“NOI”) as net income (loss) (computed in accordance with GAAP), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs,  other (income) expense, debt restructuring costs, transaction and integration costs, gain (loss) on sale of real estate, restructuring costs, general and administrative expenses and similar adjustments for unconsolidated entities. The Company allocates a management fee charge of 4% of cash revenues for all facilities as a property operating cost and a corresponding reduction to general and administrative expense to cover the day-to-day administrative costs to operate our data centers. The management fee charge is reflected as a reduction to net operating income.

Management uses NOI as a supplemental performance measure because it provides a useful measure of the operating results from its customer leases. In addition, management believes it is useful to investors in evaluating and comparing the operating performance of its properties and to compute the fair value of its properties. The Company’s NOI may not be comparable to other REITs’ NOI as other REITs may not calculate NOI in the same manner. NOI should be considered only as a supplement to net income as a measure of the Company’s performance and should not be used as a measure of results of operations or liquidity or as an indication of funds available to meet cash needs, including the ability to make distributions to stockholders. NOI is a measure of the operating performance of the Company’s properties and not of the Company’s performance as a whole. NOI is therefore not a substitute for net income (loss) as computed in accordance with GAAP.

For periods in 2018, Core NOI is used as a supplemental performance measure because it reflects results of the portion of the business the Company retained following completion of the strategic growth plan.

A reconciliation of net income (loss) to NOI on a consolidated, Core and non-Core basis is presented below (unaudited and in thousands):

	Three Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018
	Total	Total	Core	Non-Core	Total
Net Operating Income (NOI)
Net income (loss)	$(6,102)	$6,588	$10,474	$(4,072)	$6,402
Equity in net loss of unconsolidated entity	481	317	—	—	—
Interest income	(8)	(22)	(58)	—	(58)
Interest expense	6,264	6,724	6,050	—	6,050
Depreciation and amortization	45,161	42,875	38,259	—	38,259
Debt restructuring costs	1,523	—	605	—	605
Other (income) expense	380	(370)	—	—	—
Tax expense (benefit) of taxable REIT subsidiaries	(816)	369	38	(161)	(123)
Transaction, integration and impairment costs	14,606	827	269	—	269
General and administrative expenses	20,866	19,504	17,551	118	17,669
Gain on sale of real estate, net	(1,361)	—	—	—	—
Restructuring	—	—	138	4,108	4,246
NOI from consolidated operations (1)	$80,994	$76,812	$73,326	$(7)	$73,319
Pro rata share of NOI from unconsolidated entity	841	872	—	—	—
Total NOI (1)	$81,835	$77,684	$73,326	$(7)	$73,319

(1)

Includes facility level general and administrative allocation charges of 4% of cash revenue for all facilities. These allocated charges aggregated to $4.7 million, $4.8 million and $5.1 million for the three months ended December 31, 2019,  September 30, 2019 and December 31, 2018, respectively.

31 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

	Year Ended
	December 31, 2019	December 31, 2018
	Total	Core	Non-Core	Total
Net Operating Income (NOI)
Net income (loss)	$29,169	$28,530	$(35,705)	$(7,175)
Equity in net loss of unconsolidated entity	1,473	—	—	—
Interest income	(111)	(150)	—	(150)
Interest expense	26,593	28,736	13	28,749
Depreciation and amortization	168,305	143,525	6,366	149,891
Debt restructuring costs	1,523	605	—	605
Other expense	50	—	—	—
Tax benefit of taxable REIT subsidiaries	(37)	(960)	(2,408)	(3,368)
Transaction, integration and impairment costs	17,686	2,743	—	2,743
General and administrative expenses	80,385	71,401	9,456	80,857
Gain on sale of real estate, net	(14,769)	—	—	—
Restructuring	—	138	37,805	37,943
NOI from consolidated operations (1)	$310,267	$274,568	$15,527	$290,095
Pro rata share of NOI from unconsolidated entity	2,789	—	—	—
Total NOI (1)	$313,056	$274,568	$15,527	$290,095

(1)Includes facility level general and administrative allocation charges of 4% of cash revenue for all facilities. These allocated charges aggregated to $18.6 million and $18.5 million for the years ended December 31, 2019 and 2018, respectively.

32 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com